Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is dated this 26th day of May 2020 (the “Effective Date”), by and between Carbon Energy Corporation, a Delaware corporation (“Carbon”), and Kevin D. Struzeski (“Contractor”). (Carbon and Contractor may sometimes be referred to in this Agreement individually as a “Party” or together as the “Parties.”) Contractor is a Agent and Representative as defined under the Transition Services Agreement with Diversified Gas and Oil.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Carbon and Contractor agree as follows:

1. Services. Carbon hereby engages Contractor on a non-exclusive basis to carry out such services as described in Exhibit “A” attached hereto (the “Services”) and such other services as may be agreed to in writing by Carbon and Contractor from time to time, in accordance with the terms and conditions of this Agreement. In performing the Services, Contractor shall (i) act in a skillful, diligent, workmanlike, careful, and safe manner; (ii) only use competent personnel approved in advance by Carbon; and (iii) comply with Carbon’s applicable policies and procedures as amended from time to time and as provided to Contractor. The Services to be provided by Contractor to or for the benefit of Carbon shall be performed and provided by Contractor with diligence and in accordance with good industry practices and procedures; however, Contractor does not warrant or guarantee any of the results or products of the Services to be provided by Contractor.

2. Compensation. Carbon shall pay Contractor for performance of the Services in accordance with Exhibit “B” attached hereto. Contractor shall maintain records in sufficient detail with regard to the dates, length of time, and Services provided, together with reasonably detailed records of all expenses and costs incurred by Contractor in connection with the Services provided.

3. Term. The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue for the period ending three (3) months after the Effective Date. Thereafter, the Term of this Agreement may be extended on a monthly by mutual agreement of the Parties, in writing; provided that the Parties may not mutually agree to extend the Term of this Agreement beyond a period ending six (6) months after the Effective Date. Either Party may terminate this Agreement at any time, with or without cause and without payment or penalty, on not less than thirty (30) days prior written notice of such termination to the other Party. Notwithstanding the foregoing, this Agreement shall terminate automatically without payment or penalty in the event of death, incapacity or permanent disability of Contractor.

4. Intellectual Property, Confidentiality, Non-Disclosure, Non-Circumvent and Non-Solicitation.

(a)	All intellectual property and all technical information, including but not limited to all inventions, discoveries, improvements, designs, methods, developments, “know-how,” ideas, suggestions, trade secrets and processes, whether patentable or not, which are discovered, disclosed to or otherwise obtained by Contractor or Contractor’s agents under or in connection with this Agreement are confidential, proprietary information and shall belong exclusively to Carbon. Contractor shall assign or transfer, and shall ensure that Contractor’s personnel assign or transfer, all such proprietary rights in and ownership of such material to Carbon.

(b)	Contractor (i) shall keep confidential and shall not disclose to any third party without Carbon’s prior written consent any information created or acquired (directly or indirectly) by Contractor in connection with this Agreement (“Confidential Information”), (ii) shall use commercially reasonable efforts to safeguard the Confidential Information and to prevent any unauthorized access, reproduction, disclosure, and/or use of any of the Confidential Information and (iii) shall notify Carbon immediately upon any unauthorized disclosure of Confidential Information. Contractor shall return all Confidential Information to Carbon and destroy any copies or extracts thereof, including that which is electronically stored, promptly upon Carbon’s request or upon termination of this Agreement. For purposes hereof, the term “Confidential Information” shall not include: (x) information which was publicly available or was in Contractor’s possession from a source other than Carbon prior to the date hereof; (xi) information which, after Contractor’s receipt of the Confidential Information becomes publicly available not as a result of disclosure by or on behalf of Contractor or Contractor’s agents or employees or is acquired by Contractor from a third party which third party was not under a confidentiality obligation to Carbon; (xii) information which Carbon informs Contractor in writing is not Confidential Information; and (xiii) information which is required to be produced in compliance with applicable law or a court order, provided Carbon is first given reasonable notice of such law or order and an opportunity to attempt to preclude or limit such production.

(c)	The Confidential Information shall not be used for purposes of circumventing Carbon in connection with its business activities, past, present or future business plans, strategic development, operations and current or potential co-participants. Contractor shall not, directly or indirectly, utilize, exploit, or otherwise profit from the Confidential Information.

(d)	During the Term of this Agreement and for a period of one (1) year thereafter, Contractor will not, directly or indirectly, hire or attempt to hire any consultant or employee of Carbon (including for this purpose any person who was a consultant or employee of Carbon within twelve (12) months prior to such hiring or attempted hiring), assist in such hiring by any other person or entity, or encourage any such consultant or employee to terminate his or her relationship with Carbon.

(e)	The covenants contained in this Section 4 shall be construed as independent of the existence of any claim or cause of action by Contractor against Carbon, whether predicated on this Agreement or otherwise, and shall not constitute a defense to the enforcement by Carbon of such covenants.

(f)	The Parties agree that Carbon would be irreparably injured by a breach of the provisions of this Section 4 and that Carbon shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Section. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section, but shall be in addition to all other remedies available at law or in equity. Carbon shall be entitled to recover the costs, expenses, and fees incurred in any such proceeding brought to enforce this Section, including without limitation, attorneys’ fees and expenses.

(g)	Under the federal Defend Trade Secrets Act of 2016, Contractor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Contractor’s attorney in relation to a lawsuit for retaliation against Contractor for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(h)	The terms of this Section 4 shall survive the termination of this Agreement.

5. Special Conditions. The additional provisions, if any, set forth in Exhibit C (“Special Conditions”) are incorporated herein by reference.

6. Conflicts of Interest. During the Term of this Agreement, Contractor may provide services to other parties, except that (i) Contractor will use his or her best efforts to give first priority to Carbon; and (ii) Contractor agrees not to provide services of a like nature to the Services to any other person or entity in those instances where there is, or there is a likelihood of the development of, a conflict of interest, without the prior written consent of Carbon. Because Contractor will have access to confidential, nonpublic information in connection with this Agreement, Contractor further agrees that, during the Term of this Agreement, Contractor will not be interested, directly or indirectly, in any form or manner, as partner, officer, director, employee, advisor, stockholder or trustee of any entity or person that is a client of Carbon. Contractor has not entered into, nor will Contractor enter into, any agreement, oral or written, which conflicts with this Agreement, and each Party hereby consents to the notification of third parties, as Carbon may in good faith deem necessary, of the existence of this Agreement.

7. Independent Contractor. In the performance of the Services, Contractor shall conclusively be deemed an independent contractor, with the authority and right to direct and control all of the details of the Services, Carbon being interested only in the results obtained. However, all work shall meet the standards required under this Agreement and shall be subject to the general right of inspection by Carbon. Carbon shall have no right or authority to supervise or give instructions to Contractor’s agents or representatives, and such agents or representatives shall at all times be under the direct and sole supervision and control of Contractor. Any suggestions or directions which may be given by Carbon or its employees shall be given only to Contractor or to the other person in charge of Contractor’s employees, agents or representatives. It is the understanding and intention of the Parties hereto that no relationship of master and servant or principal and agent shall exist between Carbon and Contractor and any agents or representatives of Contractor. Neither Contractor nor any agents or representatives of Contractor is or shall be an agent of Carbon nor shall any such person be entitled to bind Carbon contractually or otherwise. Contractor shall provide Contractor’s own employees, implements and materials, as applicable, at Contractor’s own costs.

8. Taxes. Contractor understands that, as an independent contractor, Contractor is solely responsible for payment of federal, state, and local taxes that may arise from the compensation provided for hereunder and that Carbon shall not withhold any taxes from such compensation, nor remit such amounts to any governmental authorities on behalf of Contractor. Further, Carbon shall not make any payments as an employer to any federal, state or local government or other governmental taxing authority on behalf of Contractor for purposes of unemployment compensation. Contractor hereby knowingly and voluntarily waives any right to claim any coverage and/or benefits under Carbon’s workers’ compensation insurance policy.

9. Failure to Enforce. Failure by Carbon, at any time, or from time to time, to enforce or to require strict observance of any of the terms, conditions or provisions of this Agreement shall not constitute a waiver of, nor limit or impair, such terms, conditions or provisions. In addition, any such failure shall not affect the right of Carbon to avail itself at any time of such remedies as it may have for any default hereunder by Contractor.

10. Assignment. This Agreement is not assignable by Contractor. This Agreement shall be assignable by Carbon and shall be binding upon and inure to the benefit of Carbon and its successors and assigns.

11. Entire Agreement / Amendments. This Agreement and any exhibits hereto comprise the whole agreement between the Parties and supersede all prior agreements, understandings or representations, either written or oral, between the Parties in respect of the Services. No modification of or amendment to this Agreement will be effective unless in writing and signed by both Carbon and Contractor.

12. Notices: All notices or other communications required or permitted to be given under this Agreement shall be given by electronic transmission (E-mail or facsimile), by personal delivery or courier or by prepaid mail addressed as follows:

If to Carbon:	If to Contractor:
Carbon Energy Corporation	Kevin D. Struzeski
1700 Broadway, Suite 1170	4770 W Fremont Court
Denver, CO 80290	Littleton, CO 80128
Attention: Erich Kirsch
Phone: (720) 407-7055	Phone: (303) 859-7252
E-mail: ekirsch@carbonenergycorp.com	E-mail:_________________________

All Notices shall be effective and shall be deemed delivered: (a) if by personal delivery, on the date of delivery if delivered during normal business hours, or if not so delivered, on the next business day following delivery, and (b) if by electronic communication, on the next business day following receipt of the electronic communication. Parties may at any time change their address for future notices hereunder by notice in accordance with this Section.

13. Dispute Resolution—Mediation/Arbitration. In the event that there is any dispute arising out of or in any way related to this Agreement, the Parties agree to mediate such dispute with the Judicial Arbiter Group in Denver, Colorado. In the event the Parties are unable to fully resolve their disputes by mediation, the Parties agree to submit any such disputes to binding arbitration before a single arbitrator with the Judicial Arbiter Group in Denver, Colorado, which shall conduct such arbitration to the fullest extent possible under the rules (but not the auspices) of the American Arbitration Association then in effect. The Arbitrator shall not have any authority to award consequential, exemplary or punitive damages. Unless the mediator or arbitrator determines otherwise, each Party shall pay one-half of the compensation and expenses of the mediation/arbitrator and bear and pay their own costs and expenses, including reasonable attorneys’ fees.

14. Miscellaneous.

(a)	The Parties have consulted with their own legal, tax, financial, and accounting advisors with respect to the subject matter of this Agreement to the extent they have deemed necessary.

(b)	The individual provisions of this Agreement are severable. Any provision found to be invalid or unenforceable shall not affect the remaining terms and provisions. With respect to any such unenforceable provision, an enforceable provision, which most closely meets the intent of the Parties, will be deemed to be substituted.

(c)	The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(d)	This Agreement shall be governed and construed according to the laws of the State of Colorado, United States of America, without giving effect to any choice or conflict of law provision, and shall be subject to the exclusive jurisdiction of the courts of such State.

(e)	This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument. Any counterpart may be delivered by facsimile, e-mail or other electronic media.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this AGREEMENT as of the date first written above.

CARBON ENERGY CORPORATION
a Delaware corporation

By:	/s/ Erick Kirsch
Erich Kirsch,
Senior Vice President Finance & Accounting

CONTRACTOR:
Kevin D. Struzeski

By:	/s/ Kevin D. Struzeski
Kevin D. Struzeski

EXHIBIT A

Services

-	Tasks include:
o	Assist with transition of all financial functions to DGOC
o	Assist on other projects at Carbon’s request

EXHIBIT B

Payment Provisions

1. Remuneration. Contractor shall devote that amount of time to the Services which Carbon, in its judgment exercised in good faith, deems necessary and required. In consideration therefore, Carbon agrees to pay Contractor according to fee schedule below, Contractor will provide the Services with a minimum of 40 hours per week. Contractor will provide a monthly time sheet showing the hours of service for the preceding month.

May 26-June 25	$25,000	Payment Due 7/10/20
June 26-July 25	$25,000	Payment Due 8/10/20
July 26-August 25	$25,000	Payment Due 9/10/20

2. Reimbursement of Expenses. Carbon will reimburse Contractor for reasonable direct expenses, including parking, travel and lodging, incurred in the course of providing the Services, provided that Contractor obtains prior authorization from Carbon or its designee for any such expenses which exceed $100.00 per month in total.

3. Payment terms. Carbon agrees to pay Contractor according to fee schedule.

EXHIBIT C

Special Conditions

None